PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

              EXHIBIT 22.1--LIST OF SUBSIDIARIES OF THE REGISTRANT


1.  Pinnacle Domestic International Sales Corporation, a California corporation

2.  Pinnacle Systems Ltd., a United Kingdom incorporated company

3.  Pinnacle Foreign Sales Corporation, a U.S. Virgin Islands corporation